Exhibit 99.1

FOR IMMEDIATE RELEASE

DynCorp International Inc. Updates
Guidance for Fiscal Year Ending March 30, 2007

Falls Church, VA — October 4, 2006 — DynCorp International Inc. (the “Company”) (NYSE: DCP) has revised full-year revenue guidance down from $2.4 billion to a range of $2.1 to $2.2 billion for the fiscal year ending March 30, 2007.  This estimate is based on current backlog and management’s estimate of future contract awards.

For the second quarter, which ended September 29, 2006, the Company will recognize one-time charges of approximately $18 million related to three events: a $5 million of severance expense as a result of the departure of senior executives; a charge of $5 million to finish construction for a camp in Iraq for the Department of State; and $8 million related to a security contract for a customer in Saudi Arabia.

As a result of continuing cost reductions and strong program performance, the one-time charges will be offset during the balance of the year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) guidance for the full year remains unchanged at $163.6 million, and Earnings per share (“EPS”) guidance also is unchanged at $0.47 per share.

Full year adjusted EBITDA also remains unchanged at $170.0 million, along with pro forma diluted EPS at $0.71 and diluted cash EPS at $1.48.

Herb Lanese, the Company’s President and CEO, said, “I’m very pleased with the company’s cost reduction and streamlining efforts.  These efforts not only enhance performance on current contracts, but also improve our competitiveness.”

DynCorp International is a provider of specialized mission-critical technical services to civilian and military government agencies.  Headquartered in Falls Church, Virginia, it has more than 14,000 employees in some 30 countries.  For more information, visit www.dyn-intl.com.

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability.  All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain.  Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of its control that may cause its business, strategy or actual results or events to differ materially from the statements made herein.  These risks and uncertainties may include but are not limited to the following: changes in the demand for services that the Company provides; additional work awarded under the Civilian Police and International Narcotics and Law Enforcement contracts; pursuit of new commercial business in the United States and abroad; activities of competitors; changes in significant operating expenses; changes in availability of capital; general economic and business conditions in the United States; acts of war or terrorist activities; variations in performance of financial markets; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements.  The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

Contact:

Gregory Lagana
VP Communications
571-722-0210

Cindy Roberts
Director Investor Relations
817-224-1460